Exhibit 5.1

November 30, 2007

Libbey Inc.
300 Madison Avenue
Toledo, Ohio 43604

Sears Tower, Suite 5800 233 S. Wacker Dr. Chicago, Illinois 60606 Tel: +1.312.876.7700 Fax: +1.312.993.9767 www.lw.com

FIRM / AFFILIATE OFFICES
Barcelona	New Jersey
Brussels	New York
Chicago	Northern Virginia
Frankfurt	Orange County
Hamburg	Paris
Hong Kong	San Diego
London	San Francisco
Los Angeles	Shanghai
Madrid	Silicon Valley
Milan	Singapore
Moscow	Tokyo
Munich	Washington, D.C.

Re:	Libbey Inc. Registration Statement on Form S-3 — 485,309
shares of Common Stock, par value $0.01 per share
Ladies and Gentlemen:
     We have acted as special counsel to Libbey Inc., a Delaware corporation (the “Company”), in connection with the proposed sale of up to 485,309 shares of the Company’s common stock, $0.01 par value per share (the “Shares”) by the Selling Stockholder (as defined herein). The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”) filed with the Securities and Exchange Commission (the “Commission”) on November 30, 2007 (as amended, the “Registration Statement”), on behalf of the selling stockholder named therein (the “Selling Stockholder”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.
     As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.
     Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the issue of the Shares has been duly authorized by all necessary corporate action of the Company, and when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name of the Selling Stockholder and upon payment for the Shares as set forth in the Warrant, issued by the Company to the Selling Stockholder on June 16, 2006, the Shares will be validly issued, fully paid and nonassessable.
     This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of

November 30, 2007

the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP